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Pricing Supplement dated MAY 7, 2003                              Rule 424(b)(3)
(To Prospectus dated December 21, 1999 and                    File No. 333-90457
Prospectus Supplement dated January 7, 2000)


                       NATIONAL CONSUMER COOPERATIVE BANK
                                Medium-Term Notes
                Due from 9 Months to 30 Years from Date of Issue
                                   Fixed Rate

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Principal Amount: $15,000,000                                          Initial Interest Rate: 5.67%

Agent's Discount or Commission: $93,750 (.625%)                        Original Issue Date: MAY 14, 2003

Net Proceeds to Issuer: $14,906,250                                    Stated Maturity Date: MAY 15, 2013

CUSIP: 63554EAN7                                                       Par Call Date: MAY 15, 2006, THEN  ON THE
                                                                       15TH OF EACH MAY & NOVEMBER THEREAFTER
Calculation Agent: BANC ONE

Interest Payment Dates:
  Interest Payment Dates:
     / / May 1 and November 1
     /X/ other:  15TH OF MAY & NOVEMBER

Regular Record Dates
(if other than April 15 and October 15):

Redemption:
     / / The Notes cannot be redeemed prior to the Stated Maturity Date. The
     /X/ Notes can be redeemed prior to the Stated Maturity Date.
         Initial Redemption Date:  5/15/06
         Initial Redemption Percentage:  100%
         Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
     /X/ The Notes cannot be repaid to the Stated Maturity Date.
     / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Option Repayment Dates:

Currency:
     Specified Currency: U.S. DOLLAR
         (if other than U.S. dollars, see attached)
     Minimum Denominations
     (applicable only if Specified Currency is other than U.S. dollars)

Authorized Denomination
(if other than $1,000 and integral multiples thereof):

Original Issue Discount:   / / Yes   /X/ No
       Issue Price:

Agent:
     / / Credit Suisse First Boston Corporation.
     / / Banc of America Securities LLC
     / / Banc One Capital Markets, Inc.
     / / SPP Capital Partners, LLC
     /X/ Other:  WACHOVIA SECURITIES, INC.

If as Principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions:


              TERMS ARE NOT COMPLETED FOR CERTAIN ITEMS ABOVE BECAUSE SUCH ITEMS ARE NOT APPLICABLE.

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